Exhibit 99.1
NEWS RELEASE
MARSH & McLENNAN COMPANIES REPORTS
FOURTH QUARTER AND FULL-YEAR 2014 RESULTS
Excellent Underlying Revenue Growth
Growth in GAAP and Adjusted Operating Income Produces Strong Margin Expansion
Full-Year GAAP EPS Increases to $2.65; Adjusted EPS Rises 14% to $2.82

NEW YORK, February 6, 2015 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy, and people, today reported financial results for the fourth quarter and year ended December 31, 2014.
Dan Glaser, President and CEO said: “Marsh & McLennan Companies generated strong results in the fourth quarter of 2014. On a consolidated basis, the Company produced underlying revenue growth of 6%, with the adjusted operating margin increasing 70 basis points and 16% growth in adjusted EPS to $.66.
“For the year, Marsh & McLennan Companies’ results were excellent. On a consolidated basis, adjusted operating income grew 10%, our seventh consecutive year of double-digit growth, while the adjusted margin increased 70 basis points to 18.1%. Marsh produced another year of outstanding performance, with substantial underlying revenue growth across all major geographies and record new business development. Guy Carpenter’s results for the year were solid, with underlying revenue growth of 2%, despite significant industry-wide headwinds. Mercer’s strong performance included 3% underlying revenue growth, driving the Consulting segment’s record profitability of nearly $1 billion, and impressive margin improvement. Oliver Wyman’s underlying revenue growth of 15% reflected double-digit increases in each quarter this year.
“We’re proud to have delivered another year of excellent results, with strong revenue and EPS growth and the return of capital to shareholders through double-digit growth in dividends and increased share repurchases,” concluded Mr. Glaser.

Consolidated Results
In the fourth quarter of 2014, consolidated revenue was $3.2 billion, an increase of 4%, or 6% on an underlying basis, compared with the fourth quarter of 2013. Operating income rose 10% to $536 million, compared with $489 million in the prior year period. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 9% to $553 million. Income from continuing operations, including expense related to the early extinguishment of debt of $137 million was $269 million, or $.48 per share. Discontinued operations, net of tax, was $30 million, or $.06 per share, reflecting the favorable settlement of a tax matter related to a divested operation. Net income attributable to the Company was $294 million, or $.54 per diluted share. Adjusted earnings per share grew 16% to $.66, compared with $.57 last year.
For the year 2014, revenue was $13 billion, an increase of 6%, or 5% on an underlying basis. Operating income rose 11% to $2.3 billion. Adjusted operating income, which was also $2.3 billion, rose 10%. Income from continuing operations was $1.5 billion, or $2.61 per share. Discontinued operations, net of tax, was $26 million, or $.04 per share, compared with $6 million, or $.01 per share, in the prior year. Net income attributable to the Company was $1.5 billion, or $2.65 per share. Adjusted earnings per share for 2014 increased 14% to $2.82, compared with $2.48 in 2013.
Risk and Insurance Services
Risk and Insurance Services revenue was $1.7 billion in the fourth quarter of 2014, an increase of 4% on both a reported and underlying basis. Operating income increased to $339 million and adjusted operating income increased 9% to $355 million. For the year, revenue was $6.9 billion, an increase of 5%, or 3% underlying revenue growth. Operating income increased to $1.5 billion and adjusted operating income rose 6% to $1.6 billion.
Marsh's revenue in the fourth quarter of 2014 was $1.5 billion, an increase of 4% on both a reported and underlying basis. International operations produced underlying revenue growth of 5%, reflecting growth of 6% in Asia Pacific; 5% in EMEA; and 3% in Latin America. In the US/Canada division, underlying revenue rose 3%. Guy Carpenter's revenue in the fourth quarter was $212 million, an increase of 1% from the prior year, or 3% on an underlying basis.
Consulting
Consulting revenue of $1.6 billion in the fourth quarter increased 5%, or 8% on an underlying basis, from the fourth quarter of 2013. Operating income and adjusted operating income increased 13% to $250 million and $251 million, respectively. For the year, revenue was $6.1 billion, an increase of 6% on both a reported and underlying basis. Operating income and adjusted operating income increased 18% to $996 million and $997 million, respectively.

Mercer's revenue was $1.1 billion in the fourth quarter, an increase of 2%, or 5% on an underlying basis. Health, with revenue of $380 million, grew 4% on an underlying basis; Retirement, with revenue of $343 million, rose 5%; Investments, with revenue of $214 million, increased 12%; and Talent, with revenue of $169 million, rose 2%. Oliver Wyman Group’s revenue was $460 million in the fourth quarter, an increase of 12%, or 15% on an underlying basis.
Other Items
In October 2014, the Company redeemed $230 million of 5.75% senior notes due in September 2015 and $400 million of 9.25% senior notes due in 2019. The Company incurred expense of $137 million related to the early extinguishment of this debt.
The Company repurchased 3.7 million shares of its common stock for $200 million in the fourth quarter. For the full year, 15.5 million shares of stock were repurchased for $800 million. At December 31, 2014, cash and cash equivalents was $2 billion.
Conference Call
A conference call to discuss fourth quarter and full-year 2014 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 503 8177. Callers from outside the United States should dial +1 719 325 2227. The access code for both numbers is 2786620. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and people. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in talent, health, retirement, and investment consulting; and Oliver Wyman is a global leader in management consulting. With annual revenue of $13 billion and 57,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice, and transactional capabilities to clients in more than 130 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; the impact of competition; pension obligations; the impact of foreign currency exchange rates; our effective tax rates; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•
the impact of competition, including with respect to our geographic reach, the sophistication and quality of our services, our pricing relative to competitors, our customers' option to self-insure or use internal resources instead of consultants, and our corporate tax rates relative to a number of our competitors;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

•
the impact on expenses relating to our global pension plans of discount rates and asset returns and of projected salary increases, mortality rates, demographics, inflation, and cash contributions due to changes in the funded status of our global defined benefit pension plans;

•	the impact on our net income of fluctuations in foreign currency exchange rates, particularly in light of the recent strengthening of the U.S. dollar against most other currencies worldwide;

•
our ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential or personal information or data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or the improper disclosure of confidential or personal information or data;

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•
our exposure to potential civil remedies or criminal penalties if we fail to comply with foreign and U.S. laws that are applicable in the domestic and international jurisdictions in which we operate, including evolving sanctions against Russia and existing trade sanctions laws relating to countries such as Cuba, Iran, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from, the businesses we acquire;

•
our ability to successfully recover should we experience a disaster or other business continuity problem, such as an earthquake, hurricane, flood, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made disaster;

•	the impact of changes in interest rates and deterioration of counterparty credit quality on our cash balances and the performance of our investment portfolios, including corporate and fiduciary funds;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	changes in applicable tax or accounting requirements; and

•
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue	$3,246	$3,115	$12,951	$12,261
Expense:
Compensation and Benefits	1,896	1,833	7,515	7,226
Other Operating Expenses	814	793	3,135	2,958
Operating Expenses	2,710	2,626	10,650	10,184
Operating Income	536	489	2,301	2,077
Interest Income	5	5	21	18
Interest Expense	(36)	(43)	(165)	(167)
Cost of Extinguishment of Debt	(137)	(24)	(137)	(24)
Investment Income	—	11	37	69
Income Before Income Taxes	368	438	2,057	1,973
Income Tax Expense	99	131	586	594
Income from Continuing Operations	269	307	1,471	1,379
Discontinued Operations, Net of Tax	30	—	26	6
Net Income Before Non-Controlling Interests	299	307	1,497	1,385
Less: Net Income Attributable to Non-Controlling Interests	5	4	32	28
Net Income Attributable to the Company	$294	$303	$1,465	$1,357
Basic Net Income Per Share
- Continuing Operations	$0.49	$0.55	$2.64	$2.46
- Net Income Attributable to the Company	$0.54	$0.55	$2.69	$2.47
Diluted Net Income Per Share
- Continuing Operations	$0.48	$0.54	$2.61	$2.42
- Net Income Attributable to the Company	$0.54	$0.54	$2.65	$2.43
Average Number of Shares Outstanding
- Basic	541	548	545	549
- Diluted	548	557	553	558
Shares Outstanding at 12/31	540	547	540	547

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended December 31, 2014
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Risk and Insurance Services
Marsh	$1,473	$1,418	4%	(4)%	4%	4%
Guy Carpenter	212	209	1%	(2)%	—	3%
Subtotal	1,685	1,627	4%	(3)%	3%	4%
Fiduciary Interest Income	6	6
Total Risk and Insurance Services	1,691	1,633	4%	(3)%	3%	4%
Consulting
Mercer	1,106	1,084	2%	(3)%	—	5%
Oliver Wyman Group	460	408	12%	(3)%	1%	15%
Total Consulting	1,566	1,492	5%	(3)%	—	8%
Corporate / Eliminations	(11)	(10)
Total Revenue	$3,246	$3,115	4%	(3)%	2%	6%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Marsh:
EMEA	$471	$466	1%	(5)%	1%	5%
Asia Pacific	163	163	—	(5)%	—	6%
Latin America	128	132	(4)%	(10)%	3%	3%
Total International	762	761	—	(6)%	1%	5%
U.S. / Canada	711	657	8%	(1)%	7%	3%
Total Marsh	$1,473	$1,418	4%	(4)%	4%	4%
Mercer:
Health	$380	$376	1%	(2)%	(1)%	4%
Retirement	343	338	1%	(4)%	—	5%
Investments	214	199	8%	(6)%	1%	12%
Talent	169	171	(1)%	(4)%	1%	2%
Total Mercer	$1,106	$1,084	2%	(3)%	—	5%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Twelve Months Ended December 31, 2014
(Millions) (Unaudited)

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Risk and Insurance Services
Marsh	$5,753	$5,438	6%	(1)%	3%	4%
Guy Carpenter	1,154	1,131	2%	—	1%	2%
Subtotal	6,907	6,569	5%	(1)%	3%	4%
Fiduciary Interest Income	24	27
Total Risk and Insurance Services	6,931	6,596	5%	(1)%	3%	3%
Consulting
Mercer	4,350	4,241	3%	(1)%	—	3%
Oliver Wyman Group	1,709	1,460	17%	—	2%	15%
Total Consulting	6,059	5,701	6%	(1)%	—	6%
Corporate / Eliminations	(39)	(36)
Total Revenue	$12,951	$12,261	6%	(1)%	2%	5%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Marsh:
EMEA	$1,980	$1,902	4%	—	1%	3%
Asia Pacific	683	659	4%	(4)%	—	7%
Latin America	413	392	5%	(10)%	6%	10%
Total International	3,076	2,953	4%	(2)%	1%	5%
U.S. / Canada	2,677	2,485	8%	(1)%	6%	3%
Total Marsh	$5,753	$5,438	6%	(1)%	3%	4%
Mercer:
Health	$1,553	$1,511	3%	(1)%	—	3%
Retirement	1,375	1,344	2%	—	—	2%
Investments	836	780	7%	(3)%	1%	9%
Talent	586	606	(3)%	(2)%	—	(1)%
Total Mercer	$4,350	$4,241	3%	(1)%	—	3%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended December 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the three months ended December 31, 2014 and 2013.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended December 31, 2014
Operating income (loss)	$339	$250	$(53)	$536
Add impact of Noteworthy Items:
Restructuring charges (a)	1	1	—	2
Adjustments to acquisition related accounts (b)	15	—	—	15
Operating income adjustments	16	1	—	17
Adjusted operating income (loss)	$355	$251	$(53)	$553
Operating margin	20.1%	16.0%	N/A	16.5%
Adjusted operating margin	21.0%	16.1%	N/A	17.0%
Three Months Ended December 31, 2013
Operating income (loss)	$310	$221	$(42)	$489
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	2	1	2	5
Adjustments to acquisition related accounts (b)	15	1	—	16
Other	—	(1)	—	(1)
Operating income adjustments	17	1	2	20
Adjusted operating income (loss)	$327	$222	$(40)	$509
Operating margin	18.9%	14.8%	N/A	15.7%
Adjusted operating margin	20.0%	14.9%	N/A	16.3%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Twelve Months Ended December 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the twelve months ended December 31, 2014 and 2013.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2014
Operating income (loss)	$1,509	$996	$(204)	$2,301
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	5	1	6	12
Adjustments to acquisition related accounts (b)	37	—	—	37
Other	—	—	(1)	(1)
Operating income adjustments	42	1	5	48
Adjusted operating income (loss)	$1,551	$997	$(199)	$2,349
Operating margin	21.8%	16.4%	N/A	17.8%
Adjusted operating margin	22.4%	16.5%	N/A	18.1%
Twelve Months Ended December 31, 2013
Operating income (loss)	$1,421	$845	$(189)	$2,077
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	7	2	13	22
Adjustments to acquisition related accounts (b)	31	1	—	32
Other	(1)	(1)	(1)	(3)
Operating income adjustments	37	2	12	51
Adjusted operating income (loss)	$1,458	$847	$(177)	$2,128
Operating margin	21.5%	14.8%	N/A	16.9%
Adjusted operating margin	22.1%	14.9%	N/A	17.4%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect (i) the after-tax impact of the operating income adjustments set forth in the preceding table and (ii) for 2014, due to its significance, the cost of extinguishment of debt of $137 million. The cost of extinguishment of debt of $24 million that was incurred in 2013 was included in the calculation for that period because it was not considered to be significant. Adjusted Diluted EPS is calculated as Adjusted income, net of tax, divided by MMC's average number of shares outstanding-diluted for the relevant period.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -
	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$269			$307
Less: Non-controlling interest, net of tax		5			4
Subtotal		$264	$0.48		$303	$0.54
Operating income adjustments	$17			$20
Adjustment for cost of extinguishment of debt	137			—
Impact of income taxes	(55)			(7)
		99	0.18		13	0.03
Adjusted income, net of tax		$363	$0.66		$316	$0.57

	Twelve Months Ended December 31, 2014			Twelve Months Ended December 31, 2013
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$1,471			$1,379
Less: Non-controlling interest, net of tax		32			28
Subtotal		$1,439	$2.61		$1,351	$2.42
Operating income adjustments	$48			$51
Adjustment for cost of extinguishment of debt	137			—
Impact of income taxes	(66)			(18)
		119	0.21		33	0.06
Adjusted income, net of tax		$1,558	$2.82		$1,384	$2.48

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Depreciation and amortization expense	$77	$73	$302	$286
Identified intangible amortization expense	$22	$19	$86	$72
Stock option expense	$3	$3	$17	$18
Capital expenditures	$83	$113	$368	$401

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	December 31, 2014	December 31, 2013
ASSETS

Current assets:
Cash and cash equivalents	$1,958	$2,303
Net receivables	3,377	3,310
Other current assets	686	687
Total current assets	6,021	6,300

Goodwill and intangible assets	7,933	7,365
Fixed assets, net	809	828
Pension related assets	967	979
Deferred tax assets	910	626
Other assets	1,200	882
TOTAL ASSETS	$17,840	$16,980

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$11	$334
Accounts payable and accrued liabilities	1,883	1,861
Accrued compensation and employee benefits	1,633	1,466
Accrued income taxes	178	148
Total current liabilities	3,705	3,809

Fiduciary liabilities	4,552	4,234
Less - cash and investments held in a fiduciary capacity	(4,552)	(4,234)
	—	—
Long-term debt	3,376	2,621
Pension, post-retirement and post-employment benefits	2,244	1,150
Liabilities for errors and omissions	341	373
Other liabilities	1,041	1,052

Total equity	7,133	7,975
TOTAL LIABILITIES AND EQUITY	$17,840	$16,980